EXHIBIT 28(e) (1)

Underwriting Agreement for:

New Alternatives Fund, Inc.

Effective as of the closing of the sale of BNY Mellon Distributors LLC (formerly known as “BNY Mellon Distributors, Inc.”) to Foreside Distributors, LLC by The Bank of New York Mellon Corporation, New Alternatives Fund, Inc. (the “Fund”) and Foreside Funds Distributors LLC (formerly known as BNY Mellon Distributors LLC) (the “Distributor”) hereby enter into this Underwriting Agreement on terms identical to those of the underwriting agreement between the parties effective as of July 1, 2010 (the “Existing Agreement”), except as noted below. Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

Unless sooner terminated as provided herein, this Agreement shall continue for an initial term until July 1, 2012, and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Fund’s board of directors or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940 Act, as amended (“1940 Act”)) of the outstanding voting securities of the Fund, provided that in either event the continuance is also approved by a majority of the directors who are not parties to this Agreement and who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, on at least sixty (60) days’ written notice, by the Fund’s board of directors, by vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund, or by Distributor. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

IN WITNESS WHEREOF, the parties hereto have caused this Underwriting Agreement to be executed as of the day and year first above written.

New Alternatives Fund, Inc.	Foreside Funds Distributors LLC

By:	By:
Name:	Name:
Title:	Title:
Date:	Date: